Exhibit 99.(d)(xviii)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of October 1, 2014, by and among SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), SUNAMERICA SPECIALTY SERIES, a Delaware statutory trust (the “Trust”) and TRAJECTORY ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser, Trust and the Subadviser are parties to a Subadvisory Agreement dated June 3, 2004, as amended, pursuant to which the Subadviser furnishes investment advisory services to the 2020 High Watermark Fund (the “Fund”), a series of the Trust; and

WHEREAS, the parties desire to amend the Subadvisory Agreement to modify the fee payable by the Adviser to the Subadviser; and

WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.              The description of the “Fee” in SCHEDULE A of the Subadvisory Agreement is hereby deleted in its entirety and amended to read as follows:

“For work performed as the subadviser to the Fund, the Adviser agrees to pay the Subadviser an annual fee of forty-three percent (43%) of the net management fee. The term “net management fee” means the gross management fee less any fund waivers and/or reimbursement made by the Adviser. The subadvisory fee will be calculated on the Fund-level and not by aggregating fees on a Trust-level. Effective as of October 1, 2014 until October 31, 2015, the Adviser agrees to pay the Subadviser a minimum annual fee (the “Minimum Fee”) equal to the greater of 0.20% of the Fund’s average daily net assets, accrued daily and payable monthly, or $38,500 per month. The Minimum Fee will continue in effect for successive annual periods ending October 31, upon mutual agreement of the Adviser and Subadviser, and subject to the approval of the Board of Trustees, including a majority of Trustees who are not parties to the Subadvisory Agreement or interested persons of any such party.”

2.              The amendments to the Fee set forth in paragraph 1 above are effective as of October 1, 2014.

3.              The Subadvisory Agreement as expressly amended hereby, shall continue in full force and effect.

[Signature page follows)

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Peter A. Harbeck
Name: Peter A. Harbeck
Title: President and Chief Executive Officer

SUNAMERICA SPECIALTY SERIES

By:	/s/ John Genoy
Name: John Genoy
Title: President

TRAJECTORY ASSET MANAGEMENT LLC

By:	/s/ Kim Erle
Name: Kim Erle
Title: Partner